SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                             Watkins-Johnson Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                             WATKINS-JOHNSON COMPANY

                              3333 HILLVIEW AVENUE
                             STANFORD RESEARCH PARK
                           PALO ALTO, CALIFORNIA 94304


Dean A. Watkins                                            W. Keith Kennedy, Jr.
Chairman of the Board                                      President and Chief
                                                           Executive Officer

H. Richard Johnson
Vice Chairman


                                 March 17, 1999

Dear Shareowner:

         We, as well as all of the other officers and directors of Watkins-Johnson Company, cordially invite you to attend the Company's Annual Meeting of Shareowners, to be held at 10:00 o'clock in the morning on Thursday, April 29, 1999, at [PLACE].

         In addition to conducting the business of the meeting, we will report to you on the progress of the Company and answer any appropriate questions you may have.

         Please plan to come, but whether you can or cannot, please complete and return the enclosed WHITE proxy card--your participation is important.

         If you have any questions or need assistance completing your proxy, please call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or toll-free at (800) 322-2855.


                                           Sincerely yours,

                                           Dean A. Watkins

                                           H. Richard Johnson

                                           W. Keith Kennedy, Jr.

                             WATKINS-JOHNSON COMPANY

                     Notice of Annual Meeting of Shareowners
                            Thursday, April 29, 1999
                                   10:00 a.m.


TO THE SHAREOWNERS:

         The Annual  Meeting of  Shareowners  of  Watkins-Johnson  Company  (the
"Company")  will be held at [PLACE] on Thursday,  April 29, 1999,  at 10:00 a.m.
to:

         1. Elect directors for the ensuing year.

         2. Approve amendments to the Company's Articles of Incorporation and Bylaws to eliminate their super-majority shareowner voting requirements. The amendments will decrease (from four-fifths of the voting power to a majority of the voting power) the shareowner vote required to (i) amend the Company's Articles of Incorporation, (ii) amend the Company's Bylaws, and (iii) approve a merger or sale of the Company.

         3. Approve amendments to the Company's Bylaws to eliminate the super-majority director voting requirements. The amendments will decrease (from 75% of the directors to a majority of a quorum) the director vote required to
(i) amend the Bylaws and (ii) take certain corporate actions.

         4. Approve the appointment of independent public accountants for fiscal 1999.

         5. Consider such other business as may properly be brought before the meeting.

         Only shareowners of record at the close of business on March 5, 1999 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.


                                            By order of the Board of Directors

                                            Claudia D. Kelly, Secretary

Palo Alto, California
March 17, 1999

         Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed WHITE proxy as promptly as possible in the enclosed postage-paid envelope.

                             WATKINS-JOHNSON COMPANY

                                 PROXY STATEMENT

         The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Watkins-Johnson Company, a California corporation (the "Company"), for use at the Annual Meeting of Shareowners of the Company and at any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, April 29, 1999 at 10:00 a.m. The Company's principal executive offices are located at 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304. This Proxy Statement and the form of proxy, together with the Company's 1998 Annual Report, were first mailed to shareowners on or about March 17, 1999.

         Proxies which are properly executed and received by the Company before the Annual Meeting will be voted at the Annual Meeting. Any shareowner giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by any shareowner of record present at the Annual Meeting who expresses a desire to vote in person.

         Each shareowner of record is entitled to one vote per share of common stock of the Company, no par value (the "Common Stock"), owned on all matters submitted to a vote of shareowners, except that each shareowner is entitled to cumulate his or her votes in electing directors. That is, in voting for directors, a shareowner may cast a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares of Common Stock the shareowner owns of record. All of these votes may be cast for any combination of one or more directors.

         With respect to the election of directors, where no vote is specified or where a vote FOR all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxies named therein in order to elect as many nominees as believed possible under the then prevailing circumstances. Accordingly, shareowners should be aware that cumulative voting could prevent their votes being cast in favor of all of the Company's nominees. If a shareowner desires to cumulate his or her votes, the accompanying proxy card should be marked to indicate clearly that the shareowner desires to exercise the right to cumulate votes and to specify how the votes are to be allocated among the nominees for directors. For example, a shareowner may write next to the name of the nominee or nominees for whom the shareowner desires to cast votes the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a shareowner may instruct the proxies not to vote for one or more nominees by writing the name(s) of such nominee or nominees on the space provided on the proxy card. Unless indicated to the contrary in the space provided on the proxy card, if a shareowner withholds authority to vote for one or more nominees, all cumulative votes of such shareowner will be distributed among one or more of the remaining nominees at the discretion of the proxies.

         Where no vote is specified, the proxy will be voted FOR proposals 2, 3, and 4 described herein and in the discretion of such proxies with respect to any proposal that properly comes before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place (including for the purpose of soliciting additional proxies).

         Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions will have the effect of a vote against proposals brought before the Annual Meeting. Proxies marked to withhold authority for all directors will not be counted on the election of the directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will be considered as present for quorum purposes on all matters. Broker non-votes will have no effect on any matter to be brought before the Annual Meeting, including the election of directors.

         Please complete, date and sign the enclosed WHITE proxy card and return it promptly in the envelope provided. If your shares are held in "street name," only your bank or broker can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the WHITE proxy card as soon as possible.

         The Board of Directors urges you NOT TO SIGN any GREEN proxy card sent to you by Sandera Partners, L.P. If you have already done so, you may revoke your previously signed proxy by delivering a written notice of revocation or a later dated WHITE proxy card in the enclosed envelope.

                      NOMINATIONS BY SANDERA PARTNERS, L.P.

         In a letter dated January 27, 1999, Sandera Partners, L.P. ("Sandera") notified the Company that it intended to nominate three individuals for election to the Board. Sandera's notice states that Sandera is a Texas-based private investment firm, that two of the Sandera nominees are executives of Sandera and that the third is an executive of an investment management and acquisition firm with the same address as Sandera.

         The Board has concluded that representation on the Board of Directors is not warranted by the size of Sandera's investment in the Company (approximately 2.5% as of the date of Sandera's notice to the Company). In addition, the Board has been working with management and its financial advisors for a substantial period of time to reposition the Company in order to maximize shareowner value. As a result of these efforts, the Board has determined that it is in the best interests of shareowners and the Company to pursue the sale of the Company either in its entirety or in separate transactions. In that regard, the Board believes that the election of the Sandera nominees, and the attendant risk of division and possible deadlock on the Board, would jeopardize the Company's ability to implement its strategy to maximize shareowner value. There can be no assurance that the sale process will be successfully completed.

         The Company is not responsible for the accuracy of any information provided by or relating to Sandera contained in its notice to the Company, in any proxy materials filed or disseminated by Sandera or any other statement it may make.


                         COST AND METHOD OF SOLICITATION

         In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and management-level employees (who will receive no compensation therefor in addition to their regular salaries and fees) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks and brokers who hold shares of the Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

         The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, MacKenzie will provide various proxy advisory and solicitation services for the Company at a cost of [$______], plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use approximately 50 persons in such solicitation.

         The Company has engaged CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to act as the Company's financial advisor in connection with certain extraordinary transactions involving the Company. In connection with CIBC Oppenheimer's engagement as the Company's financial advisor, the Company anticipates that certain employees of CIBC Oppenheimer may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareowners of the Company for purposes of assisting in the Company's proxy solicitation. Pursuant to the terms of CIBC Oppenheimer's engagement, the Company has agreed to pay CIBC Oppenheimer (i) an engagement fee of $100,000, which fee was payable upon CIBC Oppenheimer's engagement, (ii) an advisory fee of $150,000, which fee was payable on February 1, 1999, (iii) an opinion fee of $500,000, in the event that CIBC Oppenheimer delivers an opinion in connection with a business combination or other extraordinary corporate transaction involving the Company, (iv) in the case of a business combination or alternative transaction, a transaction fee equal to 1.125%, in the case of a Board approved transaction, or 0.875%, in the case of a transaction that has not been Board approved, of the total consideration (including liabilities assumed) payable in such business combination or alternative transaction and (v) in the event that the Company is entitled to a break-up fee or other payment in connection with the termination of a transaction, a fee equal to 20% of such break-up fee or other payment. CIBC Oppenheimer will not receive a transaction fee in certain instances in the event of the disposition of the Company's Semiconductor Equipment Group, for which the Company has engaged another investment banking firm which is not expected to participate in any proxy solicitation activity. The Company also has agreed to reimburse CIBC Oppenheimer for out-of-pocket expenses incurred by CIBC Oppenheimer in connection with its services, and to indemnify CIBC Oppenheimer and related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. CIBC Oppenheimer does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CIBC Oppenheimer.

         Certain information concerning the directors, executive officers and other representatives of the Company who may solicit proxies is attached to this Proxy Statement as Appendix A. Certain information concerning the Common Stock held by the persons listed in Appendix A, and certain transactions between any of them and the Company, is set forth in Appendix B.

         Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $_________, of which approximately $______ has been incurred to date. This amount includes the fees payable to MacKenzie but excludes (i) the salaries and expenses of officers, directors, and employees of the Company, (ii) the fees and expenses payable to CIBC Oppenheimer described above, and (iii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the proxy contest discussed above.


                                VOTING SECURITIES

         Only shareowners of record at the close of business on March 5, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding [____________] shares of Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS & MANAGEMENT

         The following table sets forth information as of December 31, 1998, with respect to the ownership of the Common Stock by (i) any person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) all  directors,  (iii) each of the executive  officers named in the Summary
Compensation Table beginning on page 11, and (iv) all directors and officers of the Company as a group.

                                                                 Amount and Nature of
Beneficial Owner                                                 Beneficial Ownership            Percent(1)
----------------                                                 --------------------            ----------
Mellon Bank Corporation                                                599,988(2)                  9.16
    One Mellon Bank Center
    Pittsburgh, Pennsylvania  15258

Banner Aerospace                                                       512,000(3)                  7.82
    45025 Aviation Drive
    Suite 400
    Dullas, Virginia  20166

Dimensional Fund Advisors                                              473,600(4)                  7.23
    1299 Ocean Avenue, 11th Floor
    Santa Monica, California  90401

Central Securities Corporation                                         465,000(5)                  7.10
    375 Park Avenue
    New York, New York  10152

The TCW Group, Inc.                                                    439,000(6)                  6.70
    865 South Figueroa Street
    Los Angeles, California  90017

Dean A. Watkins                                                        258,020(7)                  3.9

H. Richard Johnson                                                      39,259(8)                   *

W. Keith Kennedy, Jr.                                                  353,119(9)                  5.4

John J. Hartmann                                                        20,120(10)                  *

Raymond F. O'Brien                                                      22,420(11)                  *

William R. Graham                                                       26,950(12)                  *

Gary M. Cusumano                                                        12,993(13)                  *

Robert L. Prestel                                                       12,793(14)                  *

Malcolm J. Caraballo                                                    87,753(15)                  *

Patrick J. Brady                                                        36,701(16)                  *

Scott G. Buchanan                                                       63,224(17)                  *

Robert G. Hiller                                                        18,253(18)                  *

All directors and officers as a group                                  973,655(19)                14.9
(15 persons)

--------------
*    less than 1% of shares outstanding.

                                                     5



(1) Based on 6,547,687 shares of Common Stock issued and outstanding as of December 31, 1998.
(2) Based on a Schedule 13G (as amended) filed by such shareowner. Amount includes 138,688 shares beneficially owned by Mellon Bank N.A. The securities reported include all shares held of record by Mellon Bank, N.A. as trustee of the Company's employee benefit plan which have not been allocated to the individual accounts of employee participants in such plan. Mellon Bank, N.A. disclaims beneficial ownership of all shares that have been allocated to the individual accounts of employee participants for such plan for which directions have been received and followed.
(3)  Based on a Schedule 13D filed by such shareowner.
(4)  Based on a Schedule 13G filed by such shareowner.
(5)  Based on a Schedule 13G (as amended) filed by such shareowner.
(6)  Based on a Schedule 13G filed by such shareowner.
(7) Includes 9,000 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(8) Includes 9,000 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(9) Includes 282,000 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998 and 6,409 shares of Common Stock under the Company's stock ownership plans.
(10) Includes 19,520 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(11) Includes 16,420 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(12) Includes 26,650 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(13) Includes 12,493 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(14) Includes 12,493 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998.
(15) Includes 62,633 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998 and 8,420 shares of Common Stock under the Company's stock ownership plans.
(16) Includes 33,665 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998 and 3,030 shares of Common Stock under the Company's stock ownership plans.
(17) Includes 50,590 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998 and 4,974 shares of Common Stock under the Company's stock ownership plans.
(18) Includes 17,666 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998 and 587 shares of Common Stock under the Company's stock ownership plans.
(19) Includes 594,622 shares of Common Stock issuable upon exercise of stock options within 60 days of December 31, 1998 and 42,292 shares of Common Stock under the Company's stock ownership plans.

                              ELECTION OF DIRECTORS
                           (PROPOSAL 1 ON PROXY CARD)

         Eight directors are to be elected at the Annual Meeting, each to hold office until his successor is elected and qualified, or until death, resignation or removal. It is the intention of the persons named in the enclosed WHITE proxy card to vote the proxies in favor of electing the persons named below as directors. If any of the persons named refuses or is unable to serve (which is not anticipated), the persons named as proxies reserve full discretion to vote for any or all other persons as may be nominated. The eight nominees receiving the greatest number of votes will be elected as directors.


                       NOMINEES FOR ELECTION AS DIRECTORS

DEAN A. WATKINS; Chairman of the Board, Watkins-Johnson Company; Director since 1957.

         Dr. Watkins, 76, has been Chairman of the Board since 1967. He is a member of the Board of Overseers, Hoover Institution on War, Revolution and Peace (Chairman, 1971-73 and 1985-86). He is a Fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science, and a member of the National Academy of Engineering. He is a former member of the Board of Directors, California Chamber of Commerce (President, 1981); a former member of the Board of Regents, University of California (Chairman, 1972-74); a former Trustee of Stanford University, and a former member of the White House Science Council.

H. RICHARD JOHNSON; Vice Chairman of the Board, Watkins-Johnson Company; Director since 1957.

         Dr. Johnson, 72, was President and Chief Executive Officer of the Company from 1973 through 1987, and became Vice Chairman on January 1, 1988. He is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers. He is past President of the Stanford Area Council, Boy Scouts of America; and has served as a Director of the National Association of Manufacturers, the Santa Clara County Manufacturing Group and the Tech Museum of Innovation.

W. KEITH KENNEDY, JR.; President and Chief Executive Officer, Watkins-Johnson Company; Director since 1987.

         Dr. Kennedy, 55, has been President and Chief Executive Officer of the Company since January 1, 1988. Dr. Kennedy joined the Company in 1968, and was a Division Manager, Group Vice President and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. He is a Director of CNF Transportation Inc., the Joint Venture Silicon Valley Network, the Silicon Valley Manufacturing Group, and the California Chamber of Commerce; and is a senior member of the Institute of Electrical and Electronics Engineers.

JOHN J. HARTMANN; Financial Consultant; Director since 1966.

         Mr. Hartmann, 80, is Chairman of both the Audit and Nominating Committees of the Board. He was a member of the Board of Directors of the Company from 1958 to 1961 and rejoined the Board in 1966. From 1967 to 1970 he was a general partner of J. Barth & Company, investment bankers, and prior to that was Chief Financial and Planning Officer of Kern County Land Company. Since 1970, Mr. Hartmann has had extensive experience as a director of and consultant to developing companies involving widely-diverse fields of activity. He has also been active as a board member and executive in civic organizations, primarily in the areas of youth activities and minority affairs.

RAYMOND F. O'BRIEN; Business Consultant; Director since 1986.

         Mr. O'Brien, 76, is Chairman of the Compensation Committee of the Board. He retired as Chairman of the Board of CNF Transportation Co. in 1995 and was elected Chairman Emeritus. He is a Director of Consolidated Freightways Corp., and a former Director of Transamerica Corporation, Union Bank, Champion Road Machinery, Ltd., and the Mont La Salle Vineyards. He is also a former member of the Executive Committee of the American Trucking Association, a former Trustee of the ATA Foundation and former Chairman of the Western Highway Institute.

WILLIAM R. GRAHAM; Chairman of the Board and President, National Security Research, Inc.; Director since 1989.

         Dr. Graham, 61, is a member of the Audit and Compensation Committees of the Board. Since July 1997, he has served as Chairman of the Board and President of National Security Research, Inc. He formerly held the position of Senior Vice President, The Defense Group, Falls Church, Virginia. He was formerly a Director and subsequently President and Chief Operating Officer of C-COR Electronics, Inc. He left government service in 1989 after having been Science Advisor to the President and Director of the Office of Science and Technology Policy; Chairman of the Federal Coordinating Council on Science, Engineering and Technology; and Chairman of the Joint Telecommunications Resources Board from 1986 to 1989. He is a former Deputy Administrator of the National Aeronautics and Space Administration, and former Chairman of the President's General Advisory Committee on Arms Control and Disarmament. In 1971 he was a founder of R&D Associates, a defense technology company, where he served until 1985.

GARY M. CUSUMANO; President, The Newhall Land and Farming Company; Director since 1994.

         Mr. Cusumano, 55, is a member of the Compensation and Nominating Committees of the Board. He is a Director of the Newhall Land and Farming Company. He is Chairman of the California Chamber of Commerce Board of Directors; a member of the Henry Mayo Newhall Memorial Hospital Board of Directors; and a member of the Stanford Sloan Alumni Advisory Board. He is a former Regent of the University of California (1984-1986), a former Chairman of the University of California Davis Foundation, and former President of the University of California Davis Alumni Association.

ROBERT L. PRESTEL; Business and Management Consultant; Director since 1994.

         Mr. Prestel, 63, is a member of the Audit and Nominating Committees of the Board. He retired as Deputy Director of the National Security Agency in February 1994 after serving the Agency since 1962. During his career he was Director of Education and Training, and Deputy Director for Research and Engineering. He is the recipient of the President's Distinguished Executive Award; the Department of Defense's Distinguished Civilian Service Medal; and the National Intelligence Distinguished Service Medal. In 1994 he was named as a "Reinvention Hero" by President Clinton for instilling quality management into the National Security Agency and for being a Quality mentor throughout government service. He is a member of the Board of Trustees for the Institute of Defense Analysis; and formerly was a consultant for the Joint Advisory Committee of the Massachusetts Institute of Technology Lincoln Laboratories. He taught mathematics part-time at the University of Maryland.


             THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION
                   OF THE NOMINEES LISTED ABOVE AS DIRECTORS.

Committees of the Board

         The Board met nine times during 1998. Standing committees of the Board are: the Audit Committee, which met twice during 1998; the Compensation Committee, which met three times during 1998; and the Nominating Committee, which did not meet during 1998.

         During the past year, the Audit Committee consisted of Messrs. Hartmann and Prestel, and Dr. Graham. Among the Audit Committee's functions are making recommendations to the Board regarding the continued engagement of independent auditors, reviewing with the independent auditors and the Company financial management the plans for and results of the audit engagement, reviewing the adequacy of the Company's system of internal accounting controls, and reviewing and approving audit and nonaudit fees.

         The Compensation Committee consisted of Messrs. O'Brien and Cusumano, and Dr. Graham. The Compensation Committee's primary functions are to establish and administer the policies that govern the Company's executive compensation programs and to evaluate regularly these programs for their effectiveness in relation to the Company's financial performance.

         The Nominating Committee consisted of Messrs. Hartmann, Cusumano and Prestel. The Nominating Committee's primary function is to direct the search for qualified candidates to fill Board vacancies that may occur and to recommend them to the full Board.

         No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served during 1998.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission ("SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were met.

Director Compensation

         Each director who is not an employee of the Company receives an annual fee of $21,600 and a fee of $300 for each Board or Committee of the Board meeting attended. In April 1994, Drs. Watkins and Johnson retired as employees of the Company and each entered into a consulting agreement with the Company. The agreements specify an annual fee payable to Dr. Watkins in the amount of $265,000, and an annual fee of $125,000 payable to Dr. Johnson, in addition to such regular directors' fees.

         Each director who is not an employee also participates in the Company's 1989 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The Nonemployee Directors Plan provides for each nonemployee director to receive a stock option grant of 3,000 shares of Common Stock annually. In addition, the Nonemployee Directors Plan provides that new directors will, upon election by the shareowners, receive an automatic, one-time grant of options to purchase 3,000 shares of the Common Stock. These options provide for the purchase of shares at not less than the fair market value of the Common Stock on the grant date, fully vest six months after grant (except for options granted prior to January 1996, which vest over four years beginning on the second anniversary of grant at a rate of 33 1/3% per year), and remain exercisable for a period of ten years from the date of grant. Vested options expire one year after the optionee's service ends with the Company. Options granted to directors begin to vest and become exercisable after two years from grant at a rate of 33 1/3% per year.

         There are 350,000 shares of the Common Stock reserved for issuance under the Nonemployee Directors Plan. As of December 31, 1998, there were 111,590 shares subject to outstanding options, and there were 175,909 shares available for future grants under the Nonemployee Directors Plan.

         The Company's directors retirement plan (the "Retirement Plan") provides that each director who has completed at least five years of active service as a director, upon retirement from the Board, will receive one-half of his or her quarterly fee as director for a period of years not to exceed one-half of the years of service as a director after April 8, 1995.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The  table  set  forth  below  provides  certain  summary   information
concerning  compensation  paid to or accrued for the Company's  Chief  Executive
Officer  and each of the five  other most  highly  compensated  officers  of the
Company (the "Named  Executive  Officers")  who served as executive  officers at
December 31, 1998 for the fiscal years ended December 31, 1998, 1997 and 1996.

                                                  Annual Compensation                      Long Term Compensation
                                       -----------------------------------------        ---------------------------
                                                                                                       Securities
                                                                     Other Annual     Restricted       Underlying      All Other
                                         Salary         Bonus        Compensation    Stock Award(s)     Options/      Compensation
                               Year      ($)(1)         ($)(2)          ($)(3)          ($)(4)         SARs(#)(4)        ($)(5)
                               ----    -----------     ---------        --------        --------       ------------      --------
W. Keith Kennedy, Jr.          1998    $ 481,442(6)    $      -0-       $ 25,047           -0-           60,000         $  6,400
President & Chief              1997      463,726         474,854          18,347           -0-           25,000            6,400
  Executive Officer            1996      459,290          36,657          11,165           -0-               -0-          39,211

Malcolm J. Caraballo           1998      235,154         190,944          11,021           -0-           16,000            6,400
Wireless Products              1997      198,165         182,845           7,608           -0-            2,500            6,400
Group President                1996      184,562           7,028           4,628           -0-                            10,574

Dean A. Watkins                1998      292,300              -0-             -0-          -0-            3,000               -0-
Chairman of the Board(7)       1997      292,300              -0-             -0-          -0-            3,000               -0-
                               1996      292,000              -0-             -0-          -0-            3,000               -0-

Patrick J. Brady               1998      243,000          11,700              -0-          -0-           16,000            6,400
Semiconductor Equipment        1997      227,400              -0-             -0-          -0-           40,000            6,400
Group President                1996      175,460          17,581              -0-          -0-           30,000           12,895

Scott G. Buchanan              1998      226,760              -0-         12,665           -0-           12,000            6,400
Vice President &               1997      216,644         127,808           9,014           -0-            2,500            6,400
Chief Financial Officer        1996      208,370          12,827           5,668           -0-               -0-          17,268

Robert G. Hiller               1998      200,200              -0-          5,533           -0-           20,000            6,400
Telecommunications             1997      158,425          76,687           2,951           -0-               -0-           6,084
Group President                1996      146,845          31,579             861           -0-            5,000           34,752

------------------------
(1)  Represents total base salary earned.

(2) For 1998, the method for calculating the bonus was based on a formula using revenue and return on controllable assets (ROCA) and individual performance objectives (IPO). Prior to December 31, 1998 the executive may have elected to defer part or all of the bonus which then appreciated or depreciated for two years based on the ROCA of the individual's business unit. After that time the bonus appreciated based on the one-year T-Bill rate. The deferral feature of the bonus plan was discontinued effective December 31, 1998. Also included is the bonus from the Employees' Cash Profit Sharing Bonus Plan, in which all employees of the Company participate based on a fixed percentage of pretax profits allocated over the salary base. The amounts for 1996 represent the vested portion of the Top Management Incentive Bonus Plan in the year awarded. For 1997 and 1998 the bonus awards did not have an unvested component. In connection with the decision of the Board to pursue the sale of the Company, either in its entirety or in separate transactions, each employee of the Company who is still employed by the Company on the date of the sale of the Company or the operating group for which that employee works (whichever first occurs) will receive two times the annualized amount to which such employee is entitled under the Company's Employees' Cash Profit Sharing Bonus Plan. In addition, an employee who accepts and begins employment with the company that acquires such employee's operating group or the Company in its entirety will receive a bonus equal to two weeks' salary. Each of Messrs. Brady, Caraballo and Hiller will also receive the entire annualized amount for which they are eligible under the Top Management Incentive Bonus Plan upon consummation of a sale of his respective operating group or a sale of the Company in its entirety (whichever first occurs). Dr. Watkins does not participate in any of the aforementioned plans.

(3) Represents the interest accrued on salary electively deferred in accordance with the Top Management Deferred Compensation Plan. The aggregate amount of perquisites and other personal benefits, securities or property, given to

                                       11


     each named officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that officer during each of these years.
(4)  Represents incentive stock option awards.
(5) Amounts shown for 1997 and 1998 represent Company matching contributions of $4,800 to the 401(k) portion of the Employees' Investment Plan and contributions of $1,600 to the Employee Stock Ownership Plan each to Messrs. Kennedy, Caraballo, Brady, Buchanan and Hiller. For 1996, amounts shown represent Company matching contributions to the 401(k), the Company Profit Sharing Plan, ESOP contributions and include the unvested, deferred portion of the Top Management Incentive Bonus Plan for all named officers. For 1996, the method for calculating the bonus was based on a formula using certain measurement factors that include profit from operations, firm orders and ROCA. Fifty percent of the dollar value so awarded was deferred to appreciate or depreciate based on the ROCA for each participant's organization. This deferred bonus amount vested after two years from the award date and was then valued based on the ROCA measurement for the participant's organization at that time. All unvested bonus dollars or units are subject to a risk of forfeiture if the executive leaves the Company prior to the vesting dates. Dr. Watkins does not participate in the ESOP or the Top Management Incentive Bonus Plan.
(6) There was no increase in Dr. Kennedy's 1998 salary. The $17,716 increase over 1997 reflects an extra pay period in 1998.
(7) Under the Bylaws the Chairman of the Board of Directors is deemed to be an officer of the Company. For information with respect to Dr. Watkins' consulting agreement with the Company, see "Director Compensation" above.


1998 Option/SAR Grants Table

         The following table sets forth stock options granted to the Named Executive Officers during 1998 under the Company's 1991 Stock Option and Incentive Plan. No stock appreciation rights (SARs) were granted in 1998.


                                        Option Grants In Last Fiscal Year

                                                Individual Grants

                             Number of       % of Total                                 Potential Realizable Value
                             Securities        Options        Exercise                   At Assumed Annual Rates of
                             Underlying      Granted to       or Base                  Stock Price Appreciation(3)
                            Options/SARs    Employees in       Price     Expiration    ---------------------------
Name                       Granted(#)(1)     Fiscal Year    ($/sh)(2)      Date          5%($)         10%($)
----                       -------------     -----------    ---------    -----------   ----------     ------------
W. Keith Kennedy, Jr.           60,000           24.79%      $26.8750     03/02/2008   $1,014,000     $2,570,000

Malcolm J. Caraballo            16,000            6.61        26.8750     03/02/2008      270,000        685,000

Dean A. Watkins                  3,000            1.24        26.5000     04/27/2008       50,000        127,000

Patrick J. Brady                16,000            6.61        26.8750     03/02/2008      270,000        685,000

Scott G. Buchanan               12,000            4.96        26.8750     03/02/2008      203,000        514,000

Robert G. Hiller                20,000            8.26        26.8750     03/02/2008      338,030        856,636

                                                       12



-----------------------
(1) Options granted in 1998 were incentive stock options up to the maximum allowed for each officer under Internal Revenue Code 422. The remaining awards were nonqualified stock options. Both incentive and nonqualified options are exercisable after two years from the grant date at a rate of 33.33% per year, with full vesting occurring after the 4th anniversary date. All options become immediately exercisable in the event of a change in control of the Company. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(2) Exercise or base price is the fair market value of the underlying shares on the date of grant. Options may be exercised with cash or by delivery of already-owned shares of Common Stock.
(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimated future stock price appreciation.


1998 Option Exercises And Year-End Value Table

         The following table sets forth stock options exercised by each of the Named Executive Officers during fiscal 1998, and the number and value of all unexercised options at year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of Common Stock on December 31, 1998.

                             Aggregated Option Exercises In Last Fiscal Year
                                      And FY-End Option/SAR Values

                                                                        Number of            Value of
                                                                       Securities           Unexercised
                                                                       Underlying          In-the-Money
                                                                   Unexercised Options      Options at
                                                                      At FY-End (#)        FY-End ($)(2)
                                                       Value       --------------------    --------------
                                Shares Acquired       Realized        Exercisable/         Exercisable/
Name                            On Exercise (#)        ($)(1)         Unexercisable        Unexercisable
----                            ---------------        ------         -------------        -------------
W. Keith Kennedy                     2,566            $35,669            237,201/            $557,613/
                                                                         121,667                    0

Malcolm J. Caraballo                 5,900             44,763             55,133/             196,988/
                                                                          25,167                    0

Dean A. Watkins                          0                  0              9,000/                   0/
                                                                               0                    0

Patrick J. Brady                         0                  0             19,666/                   0/
                                                                          79,334                    0

Scott G. Buchanan                    1,000             13,625             43,450/              38,046/
                                                                          21,167                    0

Robert G. Hiller                         0                  0             15,999/              35,763/
                                                                          26,669                    0

------------------------
(1) Based on the market price of the underlying shares at exercise date less the exercise price.

                                       13



(2) Based on the market price of the Common Stock at December 31, 1998, which was $20.375 per share, less the exercise price.


Executive Officer Employment Agreements

         The Company and Dr. Kennedy are parties to an employment agreement made as of March 2, 1998, and amended and restated effective as of January 25, 1999 (the "Employment Agreement"). The term of the Employment Agreement ends in March 2001. Under the Employment Agreement, Dr. Kennedy receives an annual salary of not less than $465,000. In addition, if Dr. Kennedy's employment is terminated other than for death, disability or cause, Dr. Kennedy will receive (i) the entire compensation provided under the Employment Agreement for the remainder of the term of the Employment Agreement plus (ii) a severance payment equal to six months salary. The Employment Agreement provides, among other things, that in the event of a change in control (as defined in the Employment Agreement), Dr. Kennedy will have the right to terminate the Employment Agreement (i) for any reason within 120 days of the occurrence of the change in control or (ii) for good reason at any time after such 120 day period until March 2001. Upon such termination, Dr. Kennedy will receive an amount equal to 299.999% of his Base Compensation (as defined in the Employment Agreement), a certain percentage of his targeted bonus (as determined by the number of days elapsed in the calendar year before his employment was terminated with the Company) and 36 months of prepaid health benefits. The Employment Agreement was concluded after Dr. Kennedy's base salary was determined using the financial performance criteria and factors set forth under the compensation programs and policies described for the chief executive and other officers in the Compensation Committee Report below.

         For purposes of the Employment Agreement, (A) "cause" generally means: fraud, misappropriation, embezzlement or willful engagement in conduct which is demonstrably and materially injurious to the Company; and (B) "change in control" generally means: (i) any consolidation or merger of the Company pursuant to which the Company is not the surviving corporation or the Company's shareowners do not have the same proportionate ownership of the surviving corporation; (ii) sale of all or substantially all assets of the Company; (iii) disposition by the Company of substantially all of its business operations; (iv) acquisition by any person (directly or indirectly) of 30% or more of the Common Stock or (v) if, during any two consecutive years, the individuals who at the beginning of such period constituted the entire Board of Directors cease to constitute for any reason the majority of the Board of Directors unless each new director was elected or nominated by a vote of at least two-thirds of the directors in office at the beginning of such period.

         The Company and Scott Buchanan are parties to a severance agreement made as of September 28, 1998, and amended and restated effective as of January 25, 1999 (the "Severance Agreement"). Under the Severance Agreement, Mr. Buchanan has the right to treat the occurrence of a triggering event (as defined in the Severance Agreement) as a material breach of the Severance Agreement and terminate the Severance Agreement for any reason within 120 days of a change in control. In addition, Mr. Buchanan may terminate the Severance Agreement for good reason at any time before the second anniversary of a change in control. In the event of such termination, Mr. Buchanan will receive an amount equal to 299.999% of his Base

Compensation (as defined in the Severance Agreement) plus 36 months of prepaid health benefits. For the purposes of the Severance Agreement, the defined terms used without definition in this paragraph generally have the same meaning given them in the Employment Agreement. A "triggering event" is defined as (A) a change in control of the Company while the employee is still an employee of the Company or (B) a change in control of the Company after the employee's employment with the Company is terminated by (x) the Company for any reason other than death, disability or cause or (y) by employee for good reason and in each case such termination is in anticipation of a change in control.

         The Company maintains severance agreements with certain of its other executives, including Messrs. Caraballo, Brady and Hiller (each of whom is a Named Executive Officer), which provide that if, after a change in control, the employee is terminated other than for death, disability or cause, or suffers a substantial alteration in the terms of employment and terminates his or her own employment because of such alteration, the Company is obligated to pay the terminated employee 299.999% of the employee's yearly Base Compensation (as defined in the severance agreement) plus 6 months health benefits. The employee also has the right to terminate employment after 90 days and within 120 days of the change in control and receive from the Company one-half of the amount set forth in the preceding sentence. Certain executive officers, including Mr. Buchanan, who are parties to severance agreements are also parties to one-year employment agreements with the Company providing (among other things) for the payment of six months' severance pay (in addition to the base salary payable through the term of their respective agreements) in the event that their employment is terminated without cause. In the event of a change in control, the severance agreements described above will apply with respect to the executives who are parties to these employment agreements. With respect to each of Messrs. Brady, Caraballo and Hiller, in the event of a sale of his operating group which does not constitute a change in control under his severance agreement, he would be entitled to receive 1.5 times his then current annualized base salary in lieu of any severance or employment benefits to which he would have been entitled under his severance agreement. For the purposes of the severance and employment agreements described in this paragraph, the definitions in the Employment Agreement generally apply.


            REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

Compensation Program and Policies

         The Compensation Committee is responsible for establishing and administering the policies which govern base salaries, short- and long-term incentive compensation and stock ownership programs for the Chief Executive Officer and other executive officers. In fiscal 1998, the Committee was composed of three outside directors, Raymond F. O'Brien, Chairman, William R. Graham and Gary M. Cusumano.

         The Company's compensation program is designed to attract and retain employees at all levels who will contribute to the long-range success of the Company. At the executive level, the program is broad enough to reward key managers for achieving both short- and long-term strategic Company goals, to link executive and shareowner interests through stock-based plans, and to provide compensation packages that recognize individual contributions as well as overall business results. Therefore, a significant portion of each executive's total compensation is intended to be variable and is contingent upon overall Company results, success of the executive's business unit, and accomplishment of individual performance goals.

         Each year, the Compensation Committee conducts a careful review and evaluation of the Company's corporate performance, its executive compensation, and its incentive programs compared with broad-based surveys of high-technology companies, as well as geographically-related peer companies of similar size and organizational structure. These surveys are used to ensure that the Company's compensation practices are competitive in the markets in which it operates, and that its employees are fairly paid. The surveys present comparative information on all aspects of executive compensation used by high-technology companies nationwide, while data from the selection of peer companies presents compensation practices of companies that are closely aligned to the Company in terms of size, revenues and product lines. Analysis of all information combined enables the Company and the Compensation Committee to make well-informed decisions.

         The three principal components of the Company's executive compensation program in 1998 were base salary, stock options, and a combined short- and long-term incentive award. Following are discussions of the Compensation Committee's philosophy and action in each area.

         Base Salaries. Base salaries are designed primarily to attract and retain individuals, and to be competitive in our marketplace. Based on the information obtained from the salary surveys referenced above, base salary levels are deemed competitive if they are between the 50th and 75th percentiles of the marketplace for similar positions. The Company strives to pay its executives within this range, with salaries falling at low, high or medium-range depending on the following performance considerations. To arrive at base salary adjustments for 1998, the Compensation Committee considered the Company's financial performance in 1997, including the executive's business unit performance against the annual profit plan. Three factors--achieving planned profit, obtaining additional profitable orders, and developing new business for the long term--were considered. These factors were not assigned specific weights, but profit was considered most important, with orders secondary. Other factors considered in arriving at base salary adjustments related to the executive's individual performance and included overall managerial effectiveness, success in promoting teamwork and an ability to recognize and act upon the changing requirements of the workplace. Adjustments to executive base salaries in 1998 were also based on a qualitative analysis of each position's current responsibilities and expected contribution to the Company's fiscal health.

         Stock  Options.  Under the 1991 and 1997  Stock  Option  and  Incentive
Plans, stock options may be granted to executive officers and other key employees of the Company. The purpose of the awards is to align the executives' interests with those of shareowners. The size of stock option grants is measured by the same financial and individual performance criteria used to determine base salaries, and by the individual's position and responsibilities in the Company. In addition, consideration is given to the amount and term of options already held. All stock options awarded to date under these plans have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant, with current grants beginning to vest after two years and becoming fully vested after four years. This is designed to encourage the creation of shareowner value over the long term, since no benefit is realized from the option grant unless the price of the Company's stock rises over a period of years.

         The Company does not have a policy that requires the Compensation Committee to qualify stock options awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, consideration of the net cost to the Company is always a factor in making compensation decisions.

         Short and Long-Term Incentive Awards. The Top Management Incentive Bonus Plan is designed to reward executives based on achievement of certain predetermined  goals,  which include overall  corporate  results,  business unit performance, and certain qualitative factors such as organizational and management development. The awards are made on a formula-based on performance against the financial objectives of revenue and return on controllable assets
(ROCA), and a multiplier based on qualitative goals relating to strategic planning, development of staff, and positioning of the business unit for future growth. The qualitative performance criteria were individually tailored to each executive and his or her area of responsibility. All or part of the award could be deferred by the executive to appreciate or depreciate based on the ROCA for each participant's organization. This deferral feature was discontinued effective December 31, 1998.

         Short-and Long-Term Profit Sharing Plans. In order to encourage employees' interest and alignment with the Company's business objectives and performance goals, the Company has established a profit-sharing plan under which it shares a portion of its profits with all eligible employees, including executive officers. The Employees' Cash Profit Sharing Bonus Plan distributes about 6% of annual pretax profits to all employees who have been employed during the prior fiscal year. The approximately 6% profit amount is based on each business unit's annual pretax profit, thereby giving employees a good understanding of and reward for the achievements made within their own work areas. Also, the Company contributes a matching contribution on employee 401(k) deferrals up to 3% of salary. There are no specific performance criteria relating to these plans.

         Top Management Deferred Compensation Plan. In 1994, the Board approved implementation of a non-qualified deferred compensation plan for the Company's executives. Under the plan, participants may have elected to defer up to 15% of their base salary which earned the prime rate in effect at the beginning of each quarter. The election to defer must have been made prior to the year during which the compensation was earned and could not be revoked once the elected year begins. Funds so deferred were to be distributed in a lump sum only upon the earlier of retirement, termination, death, disability, hardship, or change in executive status. The Board of Directors discontinued this plan effective December 31, 1998 and all funds were distributed to the participants.

Compensation of the Chief Executive Officer

         The same policies and programs described above were followed by the Compensation Committee in determining the 1998 compensation for Dr. Kennedy. As with the other executive officers, base salary is set, stock option awards are considered, and performance criteria are developed for the incentive bonus plan in February each year, based on the Company's financial performance and the CEO's individual contributions in the previous year.

         The criteria for considering Dr. Kennedy's base salary were based on the Company's overall performance in 1997. Company performance factors included the percentage of profitability achieved against the annual profit plan, new orders booked, and the successful execution of the corporate strategic plan to prepare the Company for future growth and profitability. There were no specific weights assigned to these factors, but the Committee considered Dr. Kennedy's continued strong leadership of the Company during 1997. After careful study of chief executive officer salaries from the survey information described under Compensation Programs and Policies, it was determined that Dr. Kennedy's base salary was within the range for companies of comparable size and market position. Therefore, the committee decided that there should be no increase Dr. Kennedy's base salary for 1998.

         The criteria established for Dr. Kennedy's incentive bonus award are the same as those set for other executive officers. The award is made on a formula based on performance against the financial objectives of revenue and return on controllable assets (ROCA) with a multiplier based on qualitative goals relating to strategic planning, development of staff, and positioning of the company for future growth. The Committee met at the beginning of 1998 to approve the formula-based goals for Dr. Kennedy and other executive officers, and to establish his qualitative goals for the year. As chief executive officer, his financial measurements related to overall profitability and growth objectives for the whole Company, rather than individual business units, and his qualitative goals were based on development and execution of current and long-term strategies, development of management, and strengthening the total organization. The Committee then met just before year end 1998 to review the Company's financial results, and to evaluate his performance against his qualitative objectives. As with the other executive officers, the extent to which the formula factors are met, based on progressively difficult levels of achievement relating to financial returns and individual goals, determines the size of the award. During 1998 the Company did not earn a profit; therefore, Dr. Kennedy did not receive a 1998 incentive bonus.


                                    The Compensation Committee

                                    Raymond F. O'Brien, Chairman
                                    William R. Graham
                                    Gary M. Cusumano

                     WATKINS-JOHNSON STOCK PERFORMANCE GRAPH

         The following  graph compares the cumulative  total  shareowner  return
(change in stock  price plus  reinvestment  of  dividends)  of $100  invested on
December 31, 1993,  in the  Company's  common  stock,  the Standard & Poor's 500
Composite Index, and the Dow Jones Diversified  Technology Index for a period of five years. The Standard & Poor's Composite Index was chosen as our broad equity market index because of its wide  distribution  and  recognition by shareowners.
The  Dow  Jones   Diversified   Technology   Index  was  selected  as  having  a
representative industry peer group of companies. The Dow Jones index includes 10 companies with at least 2 high-technology business segments.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                                                           Cumulative Total Return
                                                     --------------------------------------------------------------
                                                        12/93      12/94     12/95      12/96     12/97      12/98
WATKINS-JOHNSON COMPANY                                 100        152       226        129       139        111
S & P 500                                               100        101       139        171       229        294
DOW JONES DIVERSIFIED TECHNOLOGY                        100        103       141        180       206        210

           ELIMINATION OF SHAREOWNER SUPER-MAJORITY VOTING PROVISIONS
                           (PROPOSAL 2 ON PROXY CARD)


         The Company's Articles of Incorporation, as amended (the "Articles"), and the Company's Amended and Restated Bylaws, as amended (the "Bylaws"), contain super-majority voting provisions that give a minority of shareowners the ability to block amendments to the Company's charter documents as well as block the merger or sale of the Company even if the Board and the holders of a majority of the Common Stock believe that such actions may be in the best interest of the Company. Accordingly, the Board has authorized (A) an amendment to the Articles, and (B) amendments to the Bylaws, each subject to approval of shareowners, to eliminate such super-majority provisions.

Amendment of the Articles of Incorporation And Bylaws

         The amendment to the Articles (the "Article Amendment") eliminates the requirement for approval by four-fifths of the voting power of the Company of
(i) any amendment to the Articles; (ii) a merger with any corporation or consolidation into a new corporation; and (iii) a sale or other disposition of all or substantially all of the property or assets of the Company.

         The amendments to the Bylaws (the "Bylaw Amendments") (i) decrease the required shareowner vote to adopt, amend or repeal bylaws from four-fifths of the voting power of the Company to a majority of the voting power of the Company; and (ii) eliminate the requirement that a change in the minimum and maximum number of directors of the Company must be approved by four-fifths of the voting power of the Company.

Reasons for Amendments to the Articles and Bylaws

         In the Board's view, the super-majority provisions described above permit a minority of shareowners to defeat an amendment to the Articles or Bylaws or block a merger or sale of the Company even if the holders of a majority of the Common Stock, as well as the Board, believe that such amendment or transaction may be in the best interest of the Company and its shareowners.

         The Board believes that the super-majority requirements give a disproportionate influence to the holders of a minority of the shares by giving such holders a "blocking" position with respect to important and fundamental corporate matters, including the sale of all or substantially all assets of the Company or merger of the Company.

         For example, if, as part of its strategy to maximize shareowner value, the Board were to recommend approval of a transaction to the Company's shareowners that it believed was in their best interests, then the Articles' shareowner super-majority provision could be used by holders of

20% of the outstanding Common Stock to thwart a transaction that the holders of a majority of the shares wished to approve.

Effect of Amendments to the Articles and Bylaws

         If this Proposal 2 is approved by the shareowners, California general corporation law will govern (i) any subsequent amendment of the Company's Articles; (ii) merger with another corporation or consolidation into a new corporation; and (iii) sale or other disposition of all or substantially all assets or property of the Company. Under current California law, any such action will require the approval of (i) the Board and (ii) a majority of the voting power of the Company's then-outstanding securities entitled to vote. In addition, the holders of a majority of the voting power of the Company will be able to (i) amend, adopt or repeal the Bylaws, and (ii) change the minimum and maximum number of directors. The text of the Amendments to the Articles and Bylaws is set forth in Appendix C to this Proxy Statement.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                                  VOTE REQUIRED

         In accordance with the Articles and Bylaws, the affirmative vote of four-fifths of the voting power of the Company is required to approve this proposal. Approval of this Proposal 2 is not dependent on approval of Proposal
3. If this Proposal 2 is approved by the shareowners, the Board will implement Proposal 2 regardless of the status of Proposal 3.


               REPEAL OF DIRECTOR SUPER-MAJORITY VOTING PROVISIONS
                           (PROPOSAL 3 ON PROXY CARD)

         The Company's Bylaws require the affirmative vote of 75% of the Board before the Board can amend the Bylaws or take certain corporate actions. The Board has authorized, subject to shareowner approval, two amendments to the Bylaws to decrease the 75% affirmative vote requirement to a requirement for the affirmative vote of a majority of the quorum. Under the Bylaws, a majority of the required quorum is necessary for the transaction of business by the Board and the required quorum is a majority of the authorized number of directors. Accordingly, if the 75% super-majority voting requirements were eliminated, any transaction currently subject to such requirements could be approved so long as at least five of the eight authorized directors were present at a duly constituted meeting and at least three of those directors approved the transaction whereas under the current Bylaws at least six directors would have to approve any such transaction.

         There are two provisions in the Bylaws that require the affirmative vote of 75% of the Board. First, Section 14.2 of the Bylaws requires the affirmative vote of 75% of the directors to amend, adopt new or repeal the Bylaws. Second, Section 10.6 of the Bylaws requires the affirmative vote of 75% of the directors before the Board can (i) declare or authorize any distribution to the shareowners; (ii) sell, exchange, lease or otherwise dispose of the Company's assets having a value in excess of 5% of the equity of the Company; (iii) authorize issuance of or sale of stock of the Company; (iv) authorize or grant any option; (v) appoint an executive committee; (vi) amend the Bylaws; (vii) change the number of directors; and (viii) hold any meeting of the Board at a place other than the principal office of the Company (each a "Designated Board Action").

         In the Board's view, the super-majority provisions described above give a minority of directors the ability to hamper the conduct of the Company's business and prevent the Board from acting even if a majority of the Company's directors believes that such actions are in the best interest of the Company's shareowners.

         The Board believes that Sandera's nominations demonstrate clearly the undesirability of director super-majority voting provisions. As Sandera specifically stated in its preliminary proxy materials, it purposefully chose to nominate three directors so that it would have the ability to exert more influence on the Board of Directors presumably by blocking or threatening to block actions of the Board of Directors. Although the Sandera nominations highlight the dangers of these super-majority provisions, the Board believes the potential for a "deadlock" created by such super-majority provisions are generally not in the best interests of the shareowners regardless of whether Sandera is successful in its attempt to elect its nominees to the Board of Directors of the Company.

         If the amendment to the Bylaws are approved, the affirmative vote of a majority of a quorum of the directors would be required to amend, adopt new or repeal the Bylaws or take any Designated Board Action. Currently, the authorized number of directors stands at eight with five directors constituting a quorum. Accordingly, three directors would have sufficient authority to take action on behalf of the Board of Directors of the Company, unless action is being taken by written consent in which case the entire Board of Directors must assent in writing. The text of the proposed amendments is set forth in Appendix D to this Proxy Statement.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                                  VOTE REQUIRED

         In accordance with the Bylaws, the affirmative vote of four-fifths of the voting power of the Company is required to approve this proposal. Approval of this Proposal 3 is not dependent on approval of Proposal 2. If this Proposal 3 is approved by the shareowners, the Board will implement the amendments regardless of the status of Proposal 2.


                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (PROPOSAL 4 ON PROXY CARD)

         The Board has appointed the firm of Deloitte & Touche LLP as independent accountants of the Company for the current fiscal year, subject to the approval of shareowners. The Board expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if desired and will be available to respond to appropriate questions.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT.


                                  VOTE REQUIRED

         The vote required for approval of such appointment is a majority of the shares present in person or by proxy at the Annual Meeting.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board does not intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the annual meeting except as specified in the notice of the Annual Meeting. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.


                   SHAREOWNER PROPOSALS - 2000 ANNUAL MEETING

         Under the Bylaws, nominations for election to the Board and proposals for other business to be transacted by the shareowners at an annual meeting of shareowners may be made by a shareowner (as distinct from the Company) only if such shareowner (i) was a shareowner of record at the time of the giving of a required notice, (ii) is entitled to vote at the meeting and (iii) has given the required notice. In addition, business other than a nomination for election to the Board must be a proper matter for action under California law, the Articles and Bylaws. The required notice must be in writing, contain specified information and be delivered to the Company's principal executive offices no later than February 1, 2000 or earlier than January 2, 2000; provided, however, that if the date of the annual meeting is earlier than February 16, 2000 or later than April 16, 2000, the notice, to be timely, must be so delivered by the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

         Separate and apart from the required notice described in the preceding paragraph, the rules promulgated by the SEC under the Exchange Act (the "SEC Stockholder Proposal Rules") entitle a Company shareowner to require the Company to include a shareowner proposal in the proxy materials distributed by the Company. However, the SEC Stockholder Proposal Rules do not require the Company to include in its proxy materials any nomination for election to the Board (or any other office with the Company), impose certain other limitations on the content of a shareowner proposal, and also contain certain eligibility, timeliness, and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of the Company's Common Stock for at least one year before the proposal is submitted by the proponent). To be considered as satisfying the timeliness requirement of the SEC Stockholder Proposal Rules in connection with the proxy materials to be distributed by the Company with respect to the 2000 Annual Meeting, shareowner proposals must be submitted to the Secretary of the Company at the Company's principal executive offices not later than November 1, 1999.


                                                     Claudia D. Kelly, Secretary


March 17, 1999
Palo Alto, California


         You are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, you are requested to sign and return the accompanying WHITE proxy in the enclosed postage-paid envelope.

                                   APPENDIX A

            INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND
                  OTHER REPRESENTATIVES OF THE COMPANY WHO MAY
                 SOLICIT PROXIES FROM THE COMPANY'S SHAREOWNERS.

         Set forth below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for (1) each of the Company's directors and
(2) executive officers and other representatives of the Company who may solicit proxies from the Company's shareowners. Except as otherwise provided in this Proxy Statement (including the Appendices hereto), none of the individuals listed below (i) directly or indirectly owns any shares of Common Stock or any other securities of the Company, (ii) is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or (iii) to the knowledge of the Company, has, directly or through an associate, any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 1998 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


        NAME AND PRINCIPAL               PRESENT OFFICE OR OTHER PRINCIPAL
        BUSINESS ADDRESS*                     OCCUPATION OR EMPLOYMENT
        -----------------                     ------------------------

Dean A. Watkins                         Chairman of the Board of Directors of
                                        the Company

H. Richard Johnson                      Vice Chairman of the Board of Directors
                                        of the Company

W. Keith Kennedy, Jr.                   President and Chief Executive Officer of
                                        the Company

John J. Hartmann                        Financial Consultant

        NAME AND PRINCIPAL               PRESENT OFFICE OR OTHER PRINCIPAL
        BUSINESS ADDRESS*                     OCCUPATION OR EMPLOYMENT
        -----------------                     ------------------------

Raymond F. O'Brien                      Business Consultant
3000 Sand Hill Road,
Building 2, Suite 130
Menlo Park, California 94025

William R. Graham                       Chairman of the Board and President,
National Security Research, Inc.        National Security Research, Inc.
3031 Javier Road, Suite 300
Fairfax, Virginia 22031

Gary M. Cusumano                        President, The Newhall Land and Farming
The Newhall Land and Farming Company,   Company
23823 Valencia Boulevard
Valencia, California 91355

Robert L. Prestel                       Business and Management Consultant

Scott G. Buchanan                       Vice President, Chief Financial Officer
                                        and Treasurer of the Company

Frank E. Emery                          Vice President, Corporate Planning
                                        and Communications of the Company

-----------------
*Unless otherwise indicated, the principal business address of each director and executive officer of the Company is 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304.


                      OTHER REPRESENTATIVES OF THE COMPANY


NAME AND PRINCIPAL                          PRESENT OFFICE OR OTHER PRINCIPAL
BUSINESS ADDRESS*                           OCCUPATION OR EMPLOYMENT
-----------------                           ------------------------
Conrad Bringsjord                           Managing Director, CIBC Oppenheimer
Michael Barr                                Managing Director, CIBC Oppenheimer
Frank Sena                                  Associate, CIBC Oppenheimer

-----------------
*The principal business address of each representative of CIBC Oppenheimer is CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, 200 Liberty Street, World Financial Center, 38th Floor, New York, New York 10281.

                                   APPENDIX B

             SHARES OF COMMON STOCK HELD BY THE COMPANY'S DIRECTORS, EXECUTIVE OFFICERS AND OTHER REPRESENTATIVES WHO MAY SOLICIT PROXIES, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE
                                    COMPANY.

         Dr. Emery is the beneficial owner of 24,946 shares of Common Stock (including 12,833 shares issuable upon options exercisable within 60 days of December 31, 1998). In addition, Dr. Emery is a party to a severance agreement with the Company which provides that if, after a change in control, he is terminated other than for death, disability or cause, or suffers a substantial alteration in the terms of employment and terminates his own employment because of such alteration, the Company is obligated to pay him 299.999% of his yearly Base Compensation (as defined in the severance agreement) plus 6 months health benefits. Dr. Emery also has the right to terminate employment after 90 days and within 120 days of the change in control and receive from the Company one-half of the amount set forth in the preceding sentence. Dr. Emery is also a party to a one-year employment agreement with the Company providing for six months' severance pay (in addition to the base salary payable through the term of the agreement) in the event that his employment is terminated without cause. In the event of a change in control, Dr. Emery's severance agreement with the Company will apply. In addition, if Dr. Emery remains an employee of the Company on the date the Company is acquired, he will receive two times the annualized amount to which he is entitled under the Company's Employees' Cash Profit Sharing Bonus Plan. Also, if Dr. Emery accepts and begins employment with the company that acquires the Company he will receive a bonus in the amount of two weeks' salary.

         CIBC Oppenheimer is an investment banking firm that provides a full range of financial services for institutional and individual clients. In the ordinary course of business, CIBC Oppenheimer and its affiliates regularly buy and sell securities, including securities of the Company, for their own account and for the accounts of customers, which transactions may result from time to time in CIBC Oppenheimer having a net "long" or net "short" position in the securities of the Company or option contracts or other derivatives in or relating to such securities. As of February 23, 1999, CIBC Oppenheimer beneficially owned less than 1% of the Company's outstanding Common Stock.

         Except as disclosed in this Proxy Statement (including the Appendices hereto), to the Company's knowledge, none of its directors, executive officers or other representatives named herein has any interest, direct or indirect, by security holdings or otherwise, in the Company.

             Transactions in Common Stock Within the Past Two Years

         Listed below are the only purchases and sales of the Common Stock within the past two years by the directors and executive officers of the Company who may solicit proxies on the Company's behalf, and certain information concerning such transactions. To the Company's knowledge, no director or executive officer who may solicit proxies on the Company's behalf made any other transactions in Company securities within the past two years.

                               Number of Shares
        Name                    Purchased/(Sold)           Date of Transaction
        ----                    ----------------           -------------------
W. Keith Kennedy, Jr.             3,000*                      March 7, 1997
                                  2,047*                     April 17, 1997
                                  2,500*                     April 17, 1997
                                 10,000/(10,000)**          October 20, 1997
                                     64*                    December 31, 1997
                                  2,000*                    February 6, 1998
                                    566*                     April 29, 1998
                                    308*                    December 31, 1998

Raymond F. O'Brien                4,000                     February 5, 1998

Dean A. Watkins**                  (500)***                 January 28, 1997
                                   (420)***                 December 18, 1997
                                 (4,000)***                 December 9, 1998

Scott G.Buchanan                 10,333/(10,333)**            July 24, 1997
                                  2,000*                     August 8, 1997
                                     22*                    December 21, 1997
                                  1,000*                    February 9, 1998
                                    266                     December 31, 1998

Frank E. Emery                       10*                    December 31, 1997
                                  6,000*                    December 7, 1998
                                    127*                    December 31, 1998

         -----------------
* Shares purchased under the Company's 401(k) plan or upon exercise of stock options.
** Shares acquired on exercise of stock options and immediately disposed of in open-market sale.
***      Shares disposed of by gift.

                                   APPENDIX C

               TEXT OF SHAREOWNER SUPER-MAJORITY VOTING PROVISIONS

         Set forth below is the current text of Article Sixth of the Articles of Incorporation of Watkins-Johnson Company:

         "SIXTH: The corporation shall not, without the approval (by vote or written consent) of the holders of at least four-fifths (4/5) of the stock of this corporation:

                  (1) Amend these Articles of Incorporation.

                  (2) Merge with any other corporation or consolidate into a new corporation.

                  (3) Sell, lease, convey, exchange or otherwise dispose of all or substantially all of the property and assets of the corporation."

         If Proposal 2 is approved the shareowners of the Company, Article Sixth will be deleted in its entirety, will be replaced by the words "Intentionally Omitted" and will read as follows:

         "SIXTH:  Intentionally Omitted."

         Set forth below is the current text of Section 14.1 of the Amended and Restated Bylaws of Watkins-Johnson Company:

         "Section 14.1 By Shareholders. By-Laws may be adopted, amended or repealed by the vote or written assent of shareholders entitled to exercise four-fifths of the voting power of the corporation."

         If  Proposal  2  is  approved  by  the  shareowners,   then  the  words
"four-fifths"  will be deleted,  will be replaced by the words "a majority"  and
Section 14.1 will read as follows:

         "Section 14.1 By Shareholders. By-Laws may be adopted, amended or repealed by the vote or written assent of shareholders entitled to exercise a majority of the voting power of the corporation."

         Set forth below is the current text of Section 2.2 of the Bylaws of Watkins-Johnson Company:

         "Section 2.2 Number. The number of the corporation's directors shall be the number thereof stated in the Article of Incorporation of the corporation until changed by (a) an amendment of the Articles of Incorporation, or (b) an amendment of this Section duly adopted by the shareholders of the corporation entitled to exercise four-fifths of the voting power of the corporation."

         If  Proposal  2  is  approved  by  the  shareowners,   then  the  words
"four-fifths"  will be deleted,  will be replaced by the words "a majority"  and
Section 2.2 will read as follows:

         "Section 2.2 Number. The number of the corporation's directors shall be the number thereof stated in the Article of Incorporation of the corporation until changed by (a) an amendment of the Articles of Incorporation, or (b) an amendment of this Section duly adopted by the shareholders of the corporation entitled to exercise a majority of the voting power of the corporation."

                                   APPENDIX D

                TEXT OF DIRECTOR SUPER-MAJORITY VOTING PROVISIONS

         Set forth below is the current text of Section 14.2 of the Bylaws of Watkins-Johnson Company:

         "Section 14.2. By the Board of Directors. Subject to the right of shareholders to amend, or repeal By-Laws, By-Laws other than a By-Law or amendment thereof (a) changing the authorized number of directors or
         (b) changing, amending, repealing or in any way modifying the provisions of Section 10.6 of Article X or this Article XIV may be adopted, amended or repealed by the affirmative vote of seventy-five percent (75%) of the Board of Directors. A By-Law adopted by the shareholders may limit or restrict the power of the Directors to adopt, amend or repeal By-Laws, or may deprive them of the power".

         If Proposal 3 is approved by the shareowners, then the words "seventy-five percent (75%) of the Board of Directors" will be deleted, will be replaced by the words "a majority of a quorum of the Board of Directors", and
Section 14.2 will read as follows:

         "Section 14.2. By the Board of Directors. Subject to the rights of shareholders to amend, or repeal By-Laws, By-Laws other than a By-Law or amendment thereof (a) changing the authorized number of directors or
         (b) changing, amending, repealing or in any way modifying the provisions of Section 10.6 of Article X or this Article XIV may be adopted, amended or repealed by the affirmative vote of a majority of a quorum of the Board of Directors. A By-Law adopted by the shareholders may limit or restrict the power of the Directors to adopt, amend or repeal By-Laws, or may deprive them of the power".

         Set forth below is the current text of Section 10.6 of the Bylaws of Watkins-Johnson Company:

         "Section 10.6 Quorum. Except where the vote of seventy-five percent (75%) of the directors is required to take action as hereinafter provided in this Section 10.6, a majority of the authorized number of directors shall constitute a quorum of the Board for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, provided, however, that the affirmative vote of seventy-five percent (75%) of the Board of Directors shall be required in order to do or make any of the following acts or decisions:

         (a) Declare any dividend or authorize any other distribution to the shareholders of the corporation.

         (b) Sell, exchange, convey, lease, or otherwise dispose of assets of the corporation in other than ordinary course of the operation of the business of the corporation, in any calendar year the value of which in the aggregate shall exceed five percent (5%) of the Shareowners' Equity of the Corporation.

         (c) Authorize the issuance or sale of any unissued shares of stock of the corporation.

         (d) Authorize or grant any option for the purchase of any unissued shares of stock of the corporation.

         (e) Appoint an Executive Committee.

         (f) Amend these By-Laws.

         (g) Change the number of directors pursuant to Article Fourth of the Articles of Incorporation.

         (h) Hold any meeting of the Board of Directors at a place other than the principal office of the corporation for the transaction of business, specified in Section 1.1 hereof."

         If Proposal 3 is approved by the shareowners, then (A) the clause "Except where the vote of seventy-five percent (75%) of the directors is required to take action as hereinafter provided in this section 10.6" will be deleted, (B) the remainder of the Section 10.6 beginning with the word "provided" will be deleted; and Section 10.6 will read as follows:

         "Section 10.6 Quorum. A majority of the authorized number of directors shall constitute a quorum of the Board for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors.

                              [FORM OF PROXY CARD]

                             WATKINS-JOHNSON COMPANY
                      ANNUAL MEETING OF SHAREHOLDERS PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


         The shareowner designated on the reverse of this card appoints ___________ and __________ as Proxies, and each of them, the shareowner's attorney and proxy, each with full power of substitution, to vote cumulatively for the election of directors and as instructed below on the propositions set forth herein, and at their discretion on any other matters that may properly come before the meeting all shares of Watkins-Johnson Company Common Stock held as of March 5, 1999, at the Annual Meeting of Shareowners of Watkins-Johnson Company and at all adjournments or postponements, thereof. Such Annual Meeting will be held at [PLACE], at 10:00 a.m. on April 29, 1999. This proxy revokes all prior proxies given by the undersigned.

         This proxy, when properly executed, will be voted in the manner directed herein. With respect to the election of directors (proposal 1), where no vote is specified or where a vote for all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxies named herein in order to elect as many nominees as believed possible under the then prevailing circumstances. Unless indicated to the contrary, if you withhold your vote for one or more nominees, all of your cumulative votes will be distributed among the remaining nominee or nominees at the discretion of the proxies. Where no vote is specified, this proxy will be voted for proposals 2, 3 and 4.

(Continued and to be signed on the other side.)

FOLD AND DETACH HERE

                                  Proxy Card-1

       The Board of Directors recommends a vote FOR each of the proposals.

Please mark /X/ your votes as this

Proposal (1)  ELECTION OF DIRECTORS

                                                                Nominee
                                                           --------------------
     / / FOR all nominees listed at right (except as       Dean A. Watkins
         marked to the contrary at right)                  H. Richard Johnson
                                                           W. Keith Kennedy, Jr.
     / / WITHHOLD AUTHORITY to vote for all nominees       John J. Hartmann
         listed at right                                   Raymond F. O'Brien
                                                           William R. Graham
                                                           Gary M. Cusumano
                                                           Robert L. Prestel

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below.)

                -------------------------------------------------

Proposal (2) ELIMINATION OF SHAREHOLDER SUPER-MAJORITY VOTING PROVISIONS

     / /   FOR
     / /   AGAINST
     / /   ABSTAIN

Proposal (3) ELIMINATION OF DIRECTOR SUPER-MAJORITY VOTING PROVISIONS

     / /   FOR
     / /   AGAINST
     / /   ABSTAIN

Proposal (4) APPROVAL OF INDEPENDENT ACCOUNTANTS

     / /   FOR
     / /   AGAINST
     / /   ABSTAIN

Proposal (5) In their discretion the Proxies are authorized to vote for the election of such substitute nominee(s) for director(s) as such Proxies shall select if any nominee(s) named above become(s) unable to serve and upon such other business as may properly come before the

                                  Proxy Card-2
meeting and any adjournments thereof, including, among other things, a motion to adjourn the Annual Meeting to another time or place for, among other things, the purpose of soliciting additional proxies.

         Please date this Proxy and sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other representative, give your full title as such. If a corporation, sign the full corporate name by an authorized officer, stating his/her title. If a partnership, sign in partnership name by authorized person.

Dated:_____, 1999


-------------------------
Signature

-------------------------
Title

-------------------------
Signature if held jointly

-------------------------
Title


PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED.

FOLD AND DETACH HERE

                                  Proxy Card-3